Exhibit 5
                              May 1, 1996




Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

     I am an Assistant General Counsel of Sears, Roebuck and Co. (the "Company"). The Corporate and Securities Law section of the Company's Law Department, under my supervision, has acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 100,000 common shares, $0.75 par value, of the Company issuable pursuant to the Company's Non-Employee Director Stock Plan (the "Plan"). The Corporate and Securities Law section has examined the Registration Statement on Form S-8 (the "Registration Statement") and pertinent documents and records including the Plan and the certificate of incorporation and by-laws of the Company, and also has made such other examination as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     I am of the opinion that the Common Shares to be issued pursuant to the Plan, when certificates therefor are delivered to participants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and that (except for statutory claims by laborers, servants, or employees for unpaid debts, wages or salaries, chargeable against certain of the principal shareholders only in the event of termination of listing and public trading in the Company's shares) no personal liability for obligations of the Company will attach to any holder of the Common Shares under existing statutes of the State of New York, in which the Company is incorporated.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Robert J. Pence

                              Robert J. Pence